Exhibit 99.1

JoS. A. Bank Clothiers Kicks Off 2010 Miracle Tie Campaign for Johns Hopkins Children’s Center

HAMPSTEAD, Md.--(BUSINESS WIRE)--October 25, 2010--JoS. A. Bank Clothiers, Inc. (Nasdaq Global Select Market: JOSB), in partnership with the Johns Hopkins Children’s Center (“Hopkins Children’s Center”), today announces the kick off of its annual Miracle Tie Collection program which benefits pediatric patients at the Johns Hopkins Children’s Center.

The national program, now in its 15th year, raises money for Hopkins Children's Center through sales of specially designed ties. These ties are sold in all of the Company’s 498 JoS. A. Bank stores and through its catalog and E-commerce website. JoS. A. Bank will donate profits from the sale of these ties to Hopkins Children's Center.

The Miracle Tie Collection includes 17 product offerings in nine distinct designs. The design of the line of silk neckties was inspired by the artwork of patients at Hopkins Children's Center. This artwork represented drawings of the children's favorite activities or things.

Profits donated by the Company through the sale of these ties will go toward research and patient care at Hopkins Children's Center. Since the program was established in 1995, JoS. A. Bank has contributed approximately $700,000 to Hopkins Children's Center for research and patient care.

“We are pleased to continue to be a part of this very worthwhile event with the Johns Hopkins Children’s Center,” stated R. Neal Black, CEO of JoS. A. Bank Clothiers, Inc. “The Miracle Tie program provides an excellent opportunity for the Company to give back to the community in a significant way. Further, it is especially rewarding to be able to provide this financial support to these children who are greatly in need of help,” continued Mr. Black.

“JoS. A. Bank’s Miracle Tie Collection® has changed lives at Hopkins Children's Center,” says George Dover, M.D., director and pediatrician-in-chief of the Johns Hopkins Children’s Center. “Each Miracle Tie artist is filled with a tremendous sense of pride in his or her work, and JoS. A. Bank should be proud of the difference they have made to support pediatric patient care.”

Founded in 1912 as the children’s hospital of the Johns Hopkins Medical Institutions, the Johns Hopkins Children's Center offers one of the most comprehensive pediatric medical programs in the country, treating more than 70,000 children each year. U.S. News & World Report ranks Hopkins Children's Center among the top ten children's hospitals in the nation. Hopkins Children's Center is Maryland's largest pediatric hospital and is the only state-designated Trauma center for children in Maryland. For more information, please visit: www.hopkinschildrens.org.

JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation’s leading designers, manufacturers and retailers of men’s classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 498 stores in 42 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, Md., and its common stock is listed on the Nasdaq Global Select Market under the symbol “JOSB.”

The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity, financial condition and operations. Such factors include risks associated with economic, weather, public health and other factors affecting consumer spending, including negative changes to consumer confidence and other recessionary pressures, higher energy and security costs, the successful implementation of the Company's growth strategy, including the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials such as wool and cotton, seasonality, merchandise trends and changing consumer preferences, the effectiveness of the Company's marketing programs, the availability of suitable lease sites for new stores, doing business on an international basis, the ability to source product from its global supplier base, legal matters and other competitive factors. The identified risk factors and other factors and risks that may affect the Company's business or future financial results are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended January 30, 2010 and the Company's subsequent Quarterly Reports filed through the date hereof. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. The Company does not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in the Company's assumptions, estimates or projections. These risks should be carefully reviewed before making any investment decision.

CONTACT:
JoS. A. Bank Clothiers, Inc., Hampstead, Md.
David E. Ullman
EVP/CFO
410-239-5715

or Investor Relations Information Request Website (http://phx.corporate-ir.net/phoenix.zhtml?c=113815&p=irol-inforeq), or Investor Relations Voicemail, 410-239-5900

E-commerce Address for JoS. A. Bank Clothiers, Inc.:
www.josbank.com